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Exhibit 10.4

                               SEVERANCE AGREEMENT

                  This agreement is made this 13th day of May, 1997 by and between FCNB Corp and FCNB Bank (hereinafter collectively referred to as the "Bank"), and A. Patrick Linton (hereinafter referred to as "Executive").

                                   BACKGROUND

                   Executive is the President and Chief Executive Officer of the Bank. The current economic and regulatory climate of the banking industry has resulted in numerous mergers and acquisitions in the banking community in Maryland. Executive has expressed concern about the possibilities of a change in control at the Bank that would result in his loss of employment. To address these concerns and to secure Executive's continued commitment to the Bank, the Board of Directors of the Bank have decided to offer this Severance Agreement to the Executive.

          NOW THEREAFTER, in consideration of the premises and covenants contained herein, the Bank and Executive agree as follows:

          1.       Definitions.

                   A.       Change in Control of the Bank.

                            For purposes of this Agreement, a Change in Control
of the Bank shall be deemed to have occurred if:

                            (i)  twenty percent (20%) or more of the
voting power of the Bank is acquired, directly or indirectly, by a person (or group of persons acting in concert) who do not presently possess such voting power;


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                            (ii) the composition of the Board of
Directors of the Bank changes over a period of time of two consecutive years such that the members of the Board at the beginning of the two year period no longer constitute a majority of the Board at the end of the two year period; however, if a new director is nominated and elected after advance approval by not less than two-thirds of the directors in office at that time of election, that new director shall be considered, for purposes of this Agreement, to have been a director at the beginning of that consecutive two year period; or

                            (iii)the Bank approves an agreement to merge
or consolidate with or to allow substantially all of its assets to be purchased by another corporation and as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing corporation is owned, immediately after the transaction, by the holders of the outstanding voting stock of the Bank immediately before the transaction.

                   B.       Discharge for Cause.
                            --------------------

                            For purposes of this Agreement, discharge
for "Cause" as used herein shall include, without limitation: dishonesty; theft; conviction of a crime, which is either a (1) felony or (2) misdemeanor involving moral turpitude or financial impropriety; unethical business conduct; activity which is contrary to Employer's interests; gross or repeated negligence in carrying out Executive's duties; or material violation of Executive's obligations.


                            i. Should Employer deem specific activities
contrary to Employer's interest or that negligence by Executive in carrying out his duties or any violation of Executive's obligations hereunder has occurred, written notice of said activity, negligence or violation shall be provided by Employer to Executive along with a reasonable period of time in which to correct. Provided that such activity, negligence or violation is neither dishonest nor criminal,

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90 days shall be deemed to be a reasonable time in which to correct such deficiencies.

                            (ii) Discharge for "cause" will require a
two-thirds majority vote of the Board, exclusive of Executive. Termination of Executive's employment for cause shall include termination as an employee, officer and director of Employer.

                   C.       Resignation for Good Reason.

                            For purposes of this Agreement, Executive
will be deemed to have resigned for good reason from his employment with the Bank if the Bank changes, in a manner detrimental to Executive, the compensation or benefits provided to Executive within one year of a Change in Control of the Bank or within one year of the detrimental action. A detrimental action will also include relocation of Executive's principal place of employment by more than 35 miles from its location immediately prior to the change in Control.

                  2. Continuation of Executive's Employment. Executive hereby agrees that he remains an at-will employee of the Bank unless and until there is a Change in Control of the Bank, at which time the terms of this Agreement take effect.



                  3. Severance Benefit. In the event that Executive's employment with the Bank terminates as a result of a Change in Control of the Bank and based upon Executive's Resignation for Good Reason (as defined in Paragraph 1(C) of this Agreement) or for reasons other than Discharge for Cause (as defined in Paragraph 1(B) of this Agreement), the Bank shall provide the following severance benefits to Executive:

                   (i) The Bank shall pay to Executive each month during the Severance Benefit Period an amount equal to one-twelfth of his annual salary. Executive's annual salary shall be deemed to be the annual base salary in effect on January 30 of the year in which the Change in Control

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occurred, plus a cash bonus which shall be determined by calculating the average cash bonus earned for the previous 3 years. The payment shall be paid to the Executive beginning on the fifteenth (15th) day of the first month following his termination. The Bank shall withhold such amounts from Executive's severance pay as required under any applicable federal, state or local law.


                   (ii) The Bank shall, at its expense, provide to Executive throughout the Severance Benefit Period, life, medical, health (including dental and vision), accident and disability insurance and a survivor's income benefit in form, substance and amount equal to that provided to him before the commencement of the Severance Benefit Period.

                           (iii) If Executive's employment terminates at any
time following a Change in Control of the Bank, but such termination is the result of a Discharge for Cause (as defined in Paragraph 1(B) of this Agreement) or the result of Executive's voluntary retirement, the Bank shall have no obligation to pay any severance benefits to Executive.

                   4. Severance Benefit Period. The Severance Benefit Period shall begin upon the effective date of Executive's termination from employment as a result of a Change in Control of the Bank and based upon Executive's Resignation for Good Reason (as defined in paragraph 1(C) of this Agreement) or for reasons other than Discharge for Cause (as defined in paragraph 1 (B) of this Agreement) and shall continue for a period of twenty four (24) months. The Executive, at his sole discretion, may elect to receive the Severance Benefit in a single lump sum payment, however benefits (as defined in Section 3, ii) will continue for the full Benefit Period.

                   5. Notice Period . Executive agrees that should he resign for Good Reason from his employment with the Bank, he will provide at least one (1) month advance notice of his intention to resign. The Bank retains discretion, however, as to whether Executive's employment shall terminate


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immediately upon notification of his intention to resign or at the conclusion of the one (1) month notice period.


                   6. Successors and Parties in Interest. This Agreement shall be binding upon the Bank, its successors and assigns, including without limitation any entity that acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Bank.

                   7. Rights Under Other Plans. This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his termination from employment under any benefit plan of the Bank then in effect.

                   8. Conditions Precedent.


                       (i) Delivery of Signed Agreement. The performance by the Bank of the obligations imposed upon it by this Agreement is expressly conditioned upon Executive delivering a signed copy of this Agreement to the Bank no later than May 30, 1997.


                       (c) Confidential Information. Executive covenants that, upon termination, he will return to the Bank, in good order and condition, any and all books, records, lists and other written, typed, printed, or electronically stored material, or any other information of any kind deemed by the Bank to be confidential and/or proprietary, whether furnished by the Bank, or prepared by Executive, which contains any information relating to the business of the Bank, and Executive covenants that he has not and will not retain copies of those materials.

                       (d) Injunctive Relief. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, and notwithstanding any other provision in this agreement, Employer, in addition to any other available rights or remedies, shall be entitled to such

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temporary restraining orders and permanent injunctions, as are allowable and authorized by the laws of the State of Maryland based on the facts of the case, to restrain such breach by Employee and/or any persons directly or indirectly acting for or with him. Employee's obligations under this agreement shall remain binding and enforceable according to its terms notwithstanding expiration or termination of Employee's employment relationship with the Bank, whether such termination be voluntary or involuntary.


                   9. Notices. All notices and other communications required to be given under this Agreement shall be deemed to have been given or made when such notice is hand-delivered or when mailed, certified mail, return receipt requested, to the Bank or Executive, as appropriate, at the following address:

           FCNB Bank                     Mr. A. Patrick Linton
           7200 FCNB Court               5032 Ballenger Creek Pike
           Frederick, MD 21703           Frederick, MD 21701

                  10. Fully-Inclusive Agreement. Executive represents that he has not relied on any other oral or written representations of any kind made by any person in reaching this agreement or in signing this document. This document includes all terms and conditions regarding the severance package being offered Executive in the event of a Change in Control.

                  11. Severability. If any provision or any portion of any provision of this Agreement is held unlawful or unenforceable, the balance of this Agreement shall nonetheless in all respects remain binding and effective and shall be construed to be in full force and effect to the extent lawfully permissible.

                  12. Miscellaneous. This Agreement embodies the entire Agreement and understanding between the parties hereto with respect to the subject matters hereof, and may not be

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changed, waived, discharged or terminated unless agreed to by the parties and only by an instrument in writing signed by both parties. This Agreement will remain in effect until the earlier of a Change in Control, the Executive's termination of employment, or until this Agreement is terminated with the written consent of the parties. The use of any gender, tense or conjugation includes all gender, tenses and conjugations. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.


                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written with the intention of making this a document under seal. WITNESS:

                             /s/A. Patrick Linton                 May 13, 1997
----------------------          A. Patrick Linton                 ------------
                                President & CEO                   Date
                                FCNB Bank


----------------------       By:/s/ Clyde Crum                     May 13, 1997
                             Clyde Crum                            ------------
                             Chairman of the Board                 Date
                             FCNB Corp